EXHIBIT 10.5

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC
AMENDED AND RESTATED SUMMOARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
Each non-employee director receives the following compensation effective July 1, 2015 unless otherwise noted:
Stock Awards:
• Annual grant of restricted stock equal in value to $12,000 issued on the day of the annual meeting.
Board and Committee Retainers:
Board Retainer:
•All non-employee directors receive an annual retainer of $30,000.
•Chairman of the Board receives an additional annual retainer of $15,000.
Committee Retainers:
•Audit Committee chair receives an additional annual retainer of $14,000.
•All other members of Audit Committee receive an annual retainer of $7,000.
•Compensation Committee chair receives an additional annual retainer of $10,500.
•All other members of Compensation Committee receive an additional retainer of $5,500.
•Nominating and Governance Committee chair receives an additional annual retainer of $7,000.

•	All other members of Nominating and Governance Committee receive an additional retainer of $3,500.
Meeting Fees: None
Payment of Board and Committee Retainers:
All retainers are paid in four equal installments following the end of such quarter. Directors have the option to elect to receive all or part of the Board and Committee retainers in stock. The number of shares of stock to be received will be based on the fair market value of a share of the Company’s common stock on the last day of the applicable calendar quarter determined in accordance with applicable listing rules.
Expenses:
Directors are also reimbursed their travel expenses incurred in connection with attending a meeting.